Exhibit 10.6
Outside Director Compensation Policy
(Adopted On November 4, 2015; Effective As Of November 18, 2015; As Last Amended on February 6, 2025 with changes effective as of April 1, 2025)

Block, Inc. (the “Company”) believes that the granting of cash compensation and equity to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of cash compensation and equity to its Outside Directors. Unless defined in this Policy, capitalized terms are defined in the Company’s 2015 Equity Incentive Plan, as may be amended from time to time (or any successor plan thereto) (the “Plan”). Each Outside Director is solely responsible for any tax obligations they incur from the receipt of any compensation under this Policy. The Company will reimburse each Outside Director for reasonable, customary, and documented travel expenses in connection with attending meetings of the Board or any committee of the Board.

This Policy is amended effective as of April 1, 2025 (the “Effective Date”).

1. CASH RETAINERS
Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000.

Committee Chair and Committee Member Annual Cash Retainers

Each Outside Director who serves as chairperson or member of a committee of the Board will be paid additional annual cash retainers as follows:
Chairperson of Audit and Risk Committee:    $35,000
Chairperson of Compensation Committee:    $25,000
Chairperson of Nominating and Corporate Governance
Committee:     $20,000
Member of Audit and Risk Committee:    $17,500
Member of Compensation Committee:    $12,500
Member of Nominating and Corporate Governance Committee:    $10,000
All cash compensation will be paid quarterly in arrears on a prorated basis (the last day of each fiscal quarter, a “Retainer Accrual Date”). For the avoidance of doubt, an Outside Director who serves as chairperson of a committee of the Board will not also be paid the additional annual cash retainer for their service as a member of such committee. No Outside Director will receive per meeting attendance fees for attending meetings of the Board or its committees.
2. EQUITY COMPENSATION
Outside Directors may be granted all types of equity awards (except incentive stock options) under the Plan or any other Company equity plan in place at the time of grant (“Awards”), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Policy will be made in accordance with this Section 2 and no Awards may be made if they would exceed any limitations in the Plan.
(a)    Elections To Receive Restricted Stock Units in Lieu of Cash Retainers
(i)    Retainer Award. Each Outside Director may elect to convert all of their cash compensation under Section 1 into an Award of Restricted Stock Units (each a “Retainer Award”) in accordance with this Section 2 (such election, a “Retainer Award Election”). If an Outside Director timely makes a Retainer Award Election, on the first business day following the immediately preceding Retainer Accrual Date to which that Retainer Award Election applies (provided that such Outside Director is a Service Provider on such date), such Outside Director automatically will be granted an Award of Restricted Stock Units covering a number of units equal to (A) the aggregate amount of cash compensation otherwise payable to such Outside Director under Section 1 on such Retainer Accrual Date divided by (B) the closing price per Share as of the Retainer Accrual Date (or the last trading day of the quarter if the Retainer Accrual Date falls on a non-trading day) and rounding down to the next whole Share. The Retainer Award will be fully vested on the grant date. For the avoidance of doubt, if an Outside Director makes a Retainer Award Election but thereafter ceases to be a Service Provider as of or prior to an applicable Retainer Accrual Date to which such Retainer Award Election relates, the Outside Director shall be provided their cash retainer under Section 1 as of such date (to the extent applicable) as if no Retainer Award Election was made or effective.

(ii)    Election Mechanics. Each Retainer Award Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of a Retainer Accrual Date, and subject to any other conditions specified by the Board or the Compensation Committee of the Board (the “Compensation Committee”). An Outside Director may only make a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period and the Outside Director is not in possession of any material non-public information. Once a Retainer Award Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Outside Director revokes it in accordance with clause Section 2(a)(iii) below or ceases to be a Service Provider as of or prior to the applicable Retainer Accrual Date. An Outside Director who fails to make a timely Retainer Award Election or who ceases to be a Service Provider as of or prior to the applicable Retainer Accrual Date will not receive a Retainer Award and instead will receive the cash compensation under Section 1.

(iii)    Revocation Mechanics. The revocation of any Retainer Award Election must be submitted to the Company’s General Counsel in writing at least 10 business days in advance of a Retainer Accrual Date, and subject to any other conditions specified by the Board or Compensation Committee. An Outside Director may only revoke a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period and the Outside Director is not aware of any material non-public information. Once the revocation of the Retainer Award Election is properly submitted, it will be in effect for the next Retainer Accrual Date and will remain in effect for successive Retainer Accrual Dates unless and until the Outside Director makes a new Retainer Award Election in accordance with Section 2(a)(ii) above.
Notwithstanding the foregoing, an Outside Director may elect to revoke their Retainer Award Election at any time prior to the grant of a Retainer Award if the receipt of such Retainer Award or the issuance of Shares thereunder, in either case, is reasonably expected to result in a violation of, or a penalty, fee, or filing to the Outside Director under applicable law. If an Outside Director revokes their Retainer Award Election pursuant to the immediately preceding sentence, the rules set forth in the last sentence of the immediately preceding paragraph shall apply.
(b)    Automatic Outside Director Awards
(i)    No Discretion. All grants of Awards to Outside Directors pursuant to this Section 2(b) will be automatic and nondiscretionary. No person will have any discretion to select which Outside Directors will be granted any Awards under this Section 2(b) or to determine the number of Shares to be covered by such Awards.
(ii)    Initial Award. Upon an Outside Director’s initial appointment to the Board (other than by appointment on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”) following the Effective Date), such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $275,000 multiplied by a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the date the Outside Director becomes a member of the Board and (B) the denominator of which is 12 (an “Initial Award”). Subject to Section 2(b)(v), each Initial Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date. For the avoidance of doubt, should the appointment date be the same as the date of an Annual Meeting, then such Outside Director will only be granted an Annual Award (as defined below).
(iii)    Annual Award. On the date of each Annual Meeting following the Effective Date, each Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $275,000(an “Annual Award”). Subject to Section 2(b)(v), each Annual Award will fully vest upon the earlier of: (i) the first anniversary of the grant date;

or (ii) the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.
(iv)    Lead Independent Director Annual Award. On the date of each Annual Meeting following the Effective Date, the Lead Independent Director automatically will be granted an additional Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $70,000 (the “Lead Independent Director Annual Award”). Subject to Section 2(b)(v), each Lead Independent Director Annual Award will fully vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the next Annual Meeting, in each case subject to the Lead Independent Director continuing to be a Service Provider through the vesting date.
(v)    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in their Awards granted under this Policy.

3. ADDITIONAL PROVISIONS
In addition to the terms of this Policy, all provisions of the Plan (or such other Company equity plan in place at the time under which the Awards are granted) will apply to Awards granted to Outside Directors.

4. REVISIONS

The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount or timing of payment of any future grants of cash compensation. The Board in its discretion may at any time change and otherwise revise the terms of Awards to be granted under this Policy, including, without limitation, the number of Shares subject thereto. The Board in its discretion may at any time suspend or terminate the Policy.
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